SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2008

Rock Energy Resources, Inc.

(Exact name of registrant as specified in Charter)

Washington	0-23022	11-2740461
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

10375 Richmond, Suite 2100, Houston, TX 77042

(Address of Principal Executive Offices)

(713) 954-3600

(Issuer Telephone Number)

(Former Name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 28, 2008. Mark G. Harrington was appointed a director and Vice Chairman of the Registrant’s Board of Directors.

After earning a BBA and MBA in Finance from the University of Texas, Mr. Harrington began his career in 1977 as an energy analyst at the U.S. Trust Company and in 1978 joined Carl H. Pforzheimer & Co. in the same capacity. In 1980, he became a partner in the firm and, in 1982, was named President of Chipco Energy, Pforzheimer’s in-house investment arm which focused on private equity investments and exploratory drilling projects. In 1985, he formed Harrington and Company, under which he created the Energy Vulture Funds (EVF) to pursue distressed opportunities in energy and to incubate emerging energy companies. EVF-incubated companies included Calgary-based HCO Canada, Ltd., for which Harrington also served as founder, Chairman and CEO; and Houston-based HarCor Energy, a then NASDAQ NMS-listed company that he managed as Chairman and CEO until its sale in late 1997. In 2003, he was appointed President and COO of AMEX-listed Dune Energy, Inc. In 2004 Mr. Harrington became as President and CEO of Quinduno Energy, Inc. and managed that company until its sale to Petrosearch Energy in 2006. Since 2006 he has acted as a private consultant. He also serves on the Board of Directors of Best Energy Services, Inc., a Houston-based company he co-Founded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rock Energy Resources, Inc.
(Registrant)

By:	/s/ Rocky V. Emery
Rocky V. Emery
Chief Executive Officer

Date:	April 29, 2008